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                             AMENDED AND RESTATED
                             CONSULTING AGREEMENT


     This Agreement, as amended and restated, is made as of January 30, 2001, between SAMES CORPORATION, a Delaware corporation ("Sames") and THE DRATT-CAMPBELL COMPANY ("Consultant").

     WHEREAS, Sames desires to continue to retain Consultant to provide services in accordance with the following terms and conditions;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, Sames and Consultant hereby agree as follows:

     1. SERVICES. During the Management Term (as defined below), Consultant will make available Arnold H. Dratt to continue to serve as the President, Chief Executive Officer and the Chairman of the Board of Directors of Sames to provide such management services consistent with such positions as reasonably requested by the Board of Directors of Sames from time to time. In such capacity, Arnold H. Dratt shall primarily focus his attention on the sale of Sames, SEC filings (including the Form 10-K and proxy), annual shareholder meeting (however, he need not attend the meeting), shareholder communication (including meeting with large shareholders), CIT/Sames financing, and litigation matters. Arnold H. Dratt will be expected to devote an average of four days per week to the business and affairs of Sames during the Management Term. The parties acknowledge and agree that, effective April 27, 2001 Arnold H. Dratt shall resign from his position as President, Chief Executive Officer and Chairman of the Board of Directors of Sames and shall resign as President-Director General and a member of the Board of Directors of Sames S.A. and as an officer and director of any other subsidiary of Sames. After April 27, 2001, Arnold H. Dratt shall not serve as an officer or director of, or provide management services to, Sames or any subsidiary thereof. During the Consulting Term (as defined below), Consultant will make available Arnold H. Dratt to provide such consulting services at such times and in such number of consulting hours as reasonably requested by Sames from time to time; provided, however, that Arnold H. Dratt will not be required to devote more than forty (40) hours per month to the providing of non-sale related consulting services to Sames without his prior written consent; further provided, however, that such consulting services shall not include restructuring Sames unless otherwise agreed to by Consultant. Mr. Dratt may take planned vacations at reasonable times (and he will inform Sames of such vacations 30 days in advance) and the taking of such planned vacations shall not be deemed a violation of this Agreement.

     2. TERM. The Management Term shall commence on the date hereof and shall end on April 27, 2001. The Consulting Term shall commence on April 28, 2001, and shall continue until October 31, 2001.

     3. COMPENSATION. During the Management Term, Sames shall pay Consultant a monthly fee of $25,000 which amount shall be payable on the first day of each month during the Management Term. Consultant acknowledges that he has received the monthly fee for January and February, 2001. During the Consulting Term, Consultant shall be entitled to receive a fee of $325 for each hour spent by Arnold H. Dratt in providing consulting services to Sames including, without limitation, all time spent in rendering advice or assistance on various operational or financial matters, travel time incurred at the request of Sames and all time spent in litigation support matters (including the giving of testimony and background information and preparing for and attending depositions). On the first day of the Consulting Term and on the first day of each calendar month thereafter during the Consulting Term, Sames shall deliver to the Consultant a retainer in an amount determined by Sames which it believes will provide sufficient compensation for the consulting services to be provided by Consultant during such month. The retainer creates a credit balance to be applied against Consultant's invoices for services rendered to Sames during the Consulting Term. When the retainer and the credit balance has been exhausted, Consultant shall have no further obligation to provide any consulting services to Sames until an additional retainer has been paid to Consultant. If a retainer amount has been paid to Consultant which has not been credited against invoices at the time of termination of this Agreement, the remaining amount (after satisfying all invoices of Consultant) will be refunded, without interest, to Sames. Consultant will, within ten (10) days after the completion of each calendar month, submit to Sames a statement detailing the consulting services provided to Sames during the preceding month, the number of hours spent by Arnold H. Dratt in providing such consulting services and the balance remaining on the retainer as of the end of such month.

     4. OPTION. As of the date hereof, Arnold H. Dratt has been granted options to purchase 113,000 shares of Sames stock (100,000 shares at an exercise price of $17.25 per share; 10,000 shares at an exercise price of $14.625 per share; and 3,000 shares at an exercise price of $13.50 per share). Sames acknowledges and agrees that (i) each of the options will be fully vested upon Arnold H. Dratt's resignation on the last day of the Management Term, and (ii) each option has a ten (10) year exercise period from the date of grant. Mr. Dratt's resignation shall be treated as a retirement with respect to such options.

     5. TRAVEL AND OTHER EXPENSES. During the Management Term, Sames will reimburse Consultant for (a) reasonable travel and other direct, out-of-pocket expenses (which shall not include overhead or similar expenses) actually incurred in the performance of services hereunder, (b) medical insurance premiums paid by Consultant during the Management Term with respect to Arnold H. Dratt and his dependents, and (c) the $600 per month car allowance paid by Consultant with respect to Arnold H. Dratt. During the Consulting Term, Sames will reimburse Consultant for reasonable travel and other direct, out-of-pocket expenses (which shall not include overhead or similar expenses) actually incurred in the performance of services hereunder. Such reimbursements shall be made within five (5) days following Consultant's submission of receipts for such expenses.

     6. TERMINATION. Sames may terminate this Agreement upon seven (7) days' advance written notice to Consultant; provided, however, that this Agreement may be terminated immediately by Sames for "cause" (as defined below). During the Management Term, this Agreement may be terminated by Consultant only for "good reason" (as defined below). During the Consulting Term, this Agreement may not be terminated by Consultant.

     Upon termination of this Agreement, Consultant shall be entitled to compensation pursuant to Paragraph 3 for services actually rendered to Sames through the date of termination, reimbursement of properly incurred and unreimbursed expenses and Consultant shall be relieved of any obligation hereunder to render further services to Sames. Except as set forth below in this


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Section 6, no further payments shall be made or owed by Sames to Consultant under this Agreement; provided, however that Consultant's rights with respect to indemnification protection shall be determined pursuant to Paragraph 7, below. In the event termination of this Agreement occurs (a) prior to April 28, 2001 and (b) is by Sames for reasons other than "cause" (as defined below) or is by Consultant for "good reason" (as defined below), then Sames shall pay to Consultant on the termination date the Retainer (as defined below) and the Consultant shall remain eligible for the Sale Bonus (as defined below) pursuant to the terms hereof. In the event that termination of this Agreement by Sames occurs (a) on or after April 28, 2001 and prior to October 31, 2001 and (b) is for reasons other than "cause" (as defined below), then Consultant may retain the Retainer and shall remain eligible for the Sale Bonus (as defined below) pursuant to the terms hereof. In the event that this Agreement is terminated by Sames for "cause" (as defined below) at any time during the term hereof, Consultant shall not be paid the Retainer (and if such Retainer has already been paid, Consultant shall promptly refund and return such Retainer to Sames) and Consultant shall not be eligible for the Sale Bonus (as defined below).

     Unless this Agreement has been earlier terminated by Sames for "cause" (as defined below), on the earlier of (i) five (5) days following the Board of Directors' determination that Sames shall abandon the sale process to be sold, (ii) the termination of this Agreement by Sames without "cause" or by Consultant for "good reason", or, (iii) April 27, 2001, Sames shall pay Consultant $156,000 (the "Retainer") in consideration of Consultant making Arnold H. Dratt available to provide the consulting services to be performed by Consultant during the Consulting Term pursuant to the terms hereof. In the event that Consultant fails to provide the consulting services to be performed by Consultant during the Consulting Term pursuant to the terms hereof (other than due to death or disability), Consultant shall promptly return and refund the Retainer to Sames.

     For purposes of this Paragraph 6, "cause" shall mean (A) the resignation of Arnold H. Dratt from the position of President and Chief Executive Officer of Sames or a member of the Sames Board of Directors during the Management Term (other than in conjunction with the termination of this Agreement by Consultant for "good reason"), (B) the willful misconduct of any Consultant Personnel, including Arnold H. Dratt (other than by reason of disability), to substantially perform the duties and services contemplated by this Agreement, which in either case has a material adverse effect on Sames, or (C) the willful fraud or material dishonesty of any Consultant Personnel, including Arnold H. Dratt, in connection with the performance of duties and services for Sames. This Agreement shall not be deemed terminated for "cause" unless and until Consultant receives a copy of a resolution adopted by the Board finding, in the good faith opinion of the Board, Consultant Personnel is guilty of acts or omissions constituting cause, which resolution has been duly adopted by an affirmative vote of the majority of the Board (excluding Arnold H. Dratt) and any such vote shall be taken at a meeting of the Board called and held for such purpose, after reasonable written notice is provided to Consultant setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for cause and Consultant is given an opportunity, together with counsel, to be heard before the Board. To the extent possible, Consultant shall have the opportunity to cure any such acts or omissions within fifteen (15) days of receipt of such resolution.


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     For purposes of this Paragraph 6, "disability" shall mean the inability of Arnold H. Dratt to perform his duties for Sames on account of physical or mental illness or incapacity for a period of six (6) consecutive months, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

     For purposes of this Paragraph 6, "good reason" shall mean (x) any failure by Sames to comply with the compensation provisions hereof or any other material breach by Sames of its obligations hereunder, which failure or breach is not remedied by Sames within fifteen (15) days of receipt of written notice thereof from Consultant, or (y) the relocation of Sames' headquarters outside the metropolitan Chicago area, such that Consultant Personnel will be required to relocate in order to perform services hereunder.

     7. INDEMNIFICATION. During the Management Term and continuing for a period of three (3) years thereafter, Sames shall maintain in force Director and Officer Liability Insurance in the aggregate amount of not less than $30 million, including Arnold H. Dratt as a director and officer covered under that policy. In addition, Arnold H. Dratt shall be entitled to the benefits of the indemnification provisions of Sames' charter and by-laws, and shall become a party to any indemnification or similar agreements which Sames may from time to time enter into with its directors or officers. The provisions of this Section 7 shall survive termination of this Agreement.

     8. ASSIGNMENT. Neither Consultant nor Sames may assign this Agreement without the prior written consent of the other. Any assignment prohibited hereby shall be null and void.

     9. EMPLOYMENT STATUS. Sames and Consultant acknowledge that Arnold H. Dratt and any other individuals (Arnold H. Dratt and such individuals hereinafter referred to as "Consultant Personnel") who perform services for Consultant hereunder will not be employees of Sames. Consultant Personnel will at all times remain either employees of Consultant or self-employed independent contractors. Consultant Personnel will at all times remain under the supervision and control of Consultant and not under the supervision or control of Sames, except that Sames, through its Board of Directors, shall have the authority to specify the services to be provided by Consultant and to monitor the performance of such services. Consultant and/or Consultant Personnel, if applicable, will be solely responsible for the payment of its and/or their own benefits, workers' compensation or contributions to any similar program, and for fulfilling any tax and other obligations associated with employment or self-employment. Consultant Personnel are not eligible to, nor will they, participate in or earn service under any Sames benefits plan or program now existing or hereafter created for employees of Sames or any of its subsidiaries or affiliates.

     10. REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants to Sames, for the term of this Agreement, that it is not subject to any restrictive covenants arising from any consulting or other agreement which would prohibit or materially affect the services to be rendered pursuant to this Agreement.

     11. NON-COMPETITION. During the Management Term, neither Consultant nor any Consultant Personnel will perform services that are similar to the services provided under this Agreement for, or in support of the activities of, any company that is in direct and substantial competition with the finishing equipment business of Sames. From April 28, 2001 through April 30, 2002, neither Consultant nor any Consultant Personnel will perform services to (a) Illinois Tool Works Inc. or (b) any person or entity which has entered into a confidentiality agreement with or for the benefit of Sames during the current sales process to sell Sames.

     12. CONFIDENTIALITY. Consultant agrees that any and all Confidential Information is and shall remain the property of Sames and shall be held in strict confidence by Consultant and Consultant Personnel solely for the benefit of Sames, and shall not be used or otherwise disclosed to any other parties at any time, without obtaining the prior written consent of Sames, except as may be required by laws. "Confidential Information" includes all nonpublic technical, business and personnel information or other nonpublic information which relates to past, present or future research, development and business activities of Sames and its subsidiaries and affiliates (including but not by way of limitation information about employees, customers and suppliers), however communicated or disclosed to Consultant or Consultant Personnel in connection with the performance of any services for Sames. Confidential Information shall not include information which is or becomes generally available to the public (other than by prohibited acts or omissions of Consultant or Consultant Personnel). Consultant's obligations under this Paragraph 12 shall survive termination of this Agreement.

     13. CHANGE OF CONTROL. In the event of a Change of Control (as hereinafter defined) of Sames on or prior to April 30, 2002, Sames shall, simultaneously with the Change of Control, pay to Consultant all amounts due to and including the date of that Change of Control, shall remain obligated to provide the Director and Officer Liability Insurance provided by Paragraph 7 and, in addition, shall, within five (5) business days after the date of the Change of Control, pay Consultant a lump sum payment in an amount equal to Four Hundred Sixty-Eight Thousand Dollars ($468,000) (the "Sale Bonus"). Notwithstanding the foregoing, in the event this Agreement is terminated by Sames for "cause" at any time during the term hereof or by the Consultant for reasons other than "good reason" during the Management Term, Consultant shall not be entitled to the payment contemplated by the immediately preceding sentence upon a Change of Control. "Change of Control" of Sames shall mean:
(a) Sames is merged or consolidated or reorganized into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of Sames, directly or indirectly, immediately prior to such merger, consolidation or reorganization; (b) Sames or Sames S.A. sells, transfers or conveys all or substantially all of its business and/or assets (including, without limitation, a sale, conveyance or transfer by Sames of a majority of the issued and outstanding stock of Sames S.A. to an unaffiliated third party) to an Acquiror, of which less than 50% of the outstanding voting securities or other capital interests are owned in the aggregate by the stockholders of Sames, directly or indirectly, immediately prior to such sale; (c) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, or other public announcement disclosing that any person or group (as the terms "person" and "group" are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of more than 50% of the issued and outstanding shares of voting securities of Sames, other


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than (i) a trustee or other fiduciary holding securities under any employee benefit plan of Sames or any subsidiary, (ii) a corporation owned directly or indirectly by the stockholders of Sames in substantially the same proportion as their ownership of stock in Sames, (iii) Burke B. Roche, his spouse or any of their descendants or any spouse of their descendants, William B. Roche, his spouse or any of their descendants or any spouse of their descendants, any trust or other arrangement for the benefit of Burke B. Roche, William B. Roche, the spouse of either of them, or any of their descendants or the spouse of any such descendants (Burke B. Roche, William B. Roche and such other individuals, trusts or other arrangements, collectively, the "Roche Family"), or (iv) any group which includes the Roche Family if a majority of the voting securities of Sames beneficially owned by such group are beneficially owned by the Roche Family; or (d) individuals who are members of the Incumbent Board cease to constitute a majority of the Board of Directors of Sames; or (e) the dissolution or liquidation of Sames or Sames S.A. is approved by its stockholders. For this purpose, "Incumbent Board" means (i) the members of the Board of Directors of the Sames after the Commencement Date, and (ii) any individual who becomes a member of the Board of Directors of the Corporation after the date hereof, if such individual's election or nomination for election as a Director was approved by the affirmative vote of the then Incumbent Board.

     14. CIT WAIVER. Consultant shall use its best efforts to secure an irrevocable waiver by CIT of Section 10(j) of The CIT Group/Business Credit, Inc. and Sames Electrostatic, Inc. Loan Agreement dated October 21, 1998, as amended, by and between Sames and CIT so that such waiver has been obtained and is effective prior to the earlier of (i) April 27, 2001 and (ii) the date that Arnold H. Dratt is no longer the Chief Executive Officer of Sames. Such waiver shall be at no cost or expense or other detriment to Sames.

     15. EQUAL EMPLOYMENT OPPORTUNITY. Consultant expressly agrees not to discriminate against any of its employees or applicants for employment because of age, race, color, religion, sex, national origin, ancestry, disability, handicap or veteran status or any other basis prohibited by applicable federal, state or local law and further agrees to comply with all applicable rules and regulations relating to such equal employment opportunity. Consultant further agrees to comply with Sames' policy of maintaining a business environment free of all forms of discrimination, including sexual harassment.

     16. WAIVER. Any delay or failure of either party hereto at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that or any other provision of this Agreement and shall not be construed as a waiver of any subsequent breach of that provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

     17. PUBLICITY. Consultant shall not refer, either directly or indirectly, to Sames or any of their subsidiaries or affiliates in any advertising or other published material without the prior written consent of Sames, which consent may be withheld in Sames' sole discretion.

     18. AMENDMENT. No provision of this Agreement shall be deemed amended by either party unless such amendment shall be in writing and signed by the party against which the amendment is to be enforced. However, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full


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extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Consultant consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

     19. ENTIRE AGREEMENT. This Agreement, including all exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, all prior agreements, representations, statements, negotiations and undertakings on the subject matter hereof, including, without limitation, the Amended and Restated Consulting Agreement dated March 1, 2000 between the parties, are superseded hereby.

     20. INVALIDITY OF ANY PROVISION. If any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect under any applicable statute or rule of law, they are, to that extent, deemed to be omitted from this Agreement.

     21. GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws, and not the choice of law principles, of the State of Illinois applicable to contracts to be performed wholly within the State of Illinois.

     22. NOTICE. Any notice or other communication permitted or required hereunder shall be in writing and provided to the respective party as set forth below:

     (a)  If to Consultant, to:

          The Dratt-Campbell Company
          5430 West 70th Place
          Bedford Park, IL 60638
          Attention: Mr. Arnold H. Dratt

     (b)  If to Sames, to:

          Sames Corporation
          9201 Belmont Avenue
          Franklin Park, IL 60131-2887
          Attention: Chairman of the Board

          with a required copy to:

          Vedder, Price, Kaufman & Kammholz
          222 North LaSalle Street, Suite 2400
          Chicago, Illinois 60601
          Attention: Guy E. Snyder, Esq.

          or, to such other address as either party shall have therefore designated by notice in writing.

All written notices are to be delivered by hand, by reputable commercial delivery service, or by certified mail, return receipt requested. All notices provided in accordance with this paragraph shall be deemed to have been given upon the date of delivery as indicated on the written receipt


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for delivery by commercial service or by certified mail, or in the case of hand delivery, upon the date actually received.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

THE DRATT-CAMPBELL COMPANY                      SAMES CORPORATION


By: /s/ Arnold H. Dratt                         By: /s/ Arnold H. Dratt
   ------------------------------                  ---------------------------
Name: Arnold H. Dratt                           Name: Arnold H. Dratt
Title: President                                Title: President



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